Exhibit 99.1

For Immediate Release
January 24, 2008
Listed: TSX, NYSE	Symbol: POT
PotashCorp 2007 Net Income Tops $1.1 Billion With Record Quarter
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced fourth-quarter earnings of $1.16 per share1, a 100-percent increase over the same period last year and the highest quarterly earnings in company history. This raised 2007 earnings to $3.40 per share, 72 percent higher than the $1.98 per share of 2006, marking the fourth consecutive year of record earnings. Net income for the quarter reached $376.8 million, more than double the $186.0 million reported for last year’s fourth quarter and raising full-year net income to a record $1.1 billion compared to $631.8 million in 2006.
With strong market conditions and rising prices for all three nutrients, gross margin for the quarter climbed to a record $535.0 million, up $235.7 million from last year’s fourth quarter, and raised total 2007 gross margin to $1.9 billion, surpassing the previous high of $1.1 billion set in 2005. Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) grew to a record $553.2 million2 for the quarter, compared to the $326.5 million in fourth-quarter 2006. Full-year adjusted EBITDA reached a record $1.9 billion, a 68-percent improvement over the previous high achieved in 2005. Cash flow from operations of $531.6 million was the second-highest quarterly total in our history, while the $1.7 billion achieved for the year exceeded the 2005 record by 95 percent.
Fourth-quarter performance was enhanced by a reversal of the 3-percentage-point upward adjustment to our 2007 consolidated effective income tax rate reported in the third quarter. This rate returned to 30 percent for the year and reduced our income tax expense by $0.14 per share for the quarter. The reversal resulted partially from the enactment of a Canadian federal corporate income tax rate reduction in the fourth quarter rather than in 2008 as previously expected. This corporate income tax rate reduction enacted during the quarter resulted in a one-time decrease in our future income tax liability of $0.11 per share, which was partially offset by a provision for impaired investments of $0.06 per share.
The market factors behind this record quarter also contributed to the strong performance of our offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Israel Chemicals Ltd. (ICL) in Israel. These investments added $28.6 million in other income to our fourth-quarter performance. For the year, these offshore investments, along with Sinofert Holdings Limited (Sinofert) in China, contributed $134.3 million to our earnings. The total market value of our investments in these publicly traded companies is now $5.7 billion and equates to almost $17.50 per PotashCorp share.
“Our record performance for the quarter and the full year reflect the increasing potential of our company,” said PotashCorp President and Chief Executive Officer Bill Doyle. “For nearly two decades we have carefully assembled and managed our world-class assets with a long-term view. With growing demand and strong market conditions, we have reached new heights in each of the past four years. More important, we are looking ahead and preparing ourselves for expected future growth that we believe will continue to deliver greater value for our customers and investors.”
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Market Conditions
Increasing demand for crops grown around the world reduced the combined stocks-to-use ratio for grain and soybeans — crops that compete with one another for planted acres — to the lowest level in recorded history. As a result, agricultural commodity prices continued to increase in the fourth quarter, providing farmers with the means and motivation to increase fertilizer use to achieve higher yields and protect soil fertility.
While the fourth quarter historically has allowed fertilizer producers to build inventories in anticipation of the coming planting season, strong demand reduced 2007 year-end inventories of all three nutrients. Compared to previous five-year averages, North American producer inventories at year-end were down 26 percent for potash, while urea inventories dropped 17 percent and diammonium phosphate (DAP) was down 21 percent. With this tight supply, the growth in demand led to price increase announcements, especially in potash, which continued to sell on an allocation basis. The phosphate market saw significant price increases in response to tight inventories, strong demand and rising input costs. In nitrogen, global agricultural demand growth more than offset a significant increase in urea exports from China, and US prices for that product remained high. Urea imports by India continued to rise sharply, moving from 200,000 tonnes in 2003 to a record 6.7 million tonnes in 2007.
Ocean freight costs peaked at a record high during the quarter due to strong global demand for commodities and other products, as well as increased congestion that lengthened loading/unloading times at certain ports.
Potash
Potash gross margin of $256.4 million approached the record $260.4 million of this year’s second quarter and was 39 percent higher than the $183.9 million of last year’s fourth quarter. This lifted 2007 potash gross margin to a record $912.3 million, 63 percent higher than 2006 when offshore volumes were impacted by lengthy price negotiations with China and India, and 29 percent above the previous high of $707.4 million in 2005. Potash gross margin as a percentage of net sales increased to 60 percent from 57 percent in last year’s fourth quarter, and from 58 percent in the third quarter of 2007.
Fourth-quarter realized prices to offshore markets were up $36 per tonne over the same period in 2006, but the full benefit of announced offshore price increases was not captured because of higher ocean freight rates and locked-in contract pricing to China and India. In the North American spot market, our fourth-quarter realized prices were $48 per tonne higher than in the fourth quarter of 2006 and $19 per tonne above last quarter.
Total fourth-quarter potash sales volumes of 2.3 million tonnes were 5 percent above last year’s fourth quarter, when offshore markets were actively restocking after purchasing delays earlier in 2006. The full-year total of 9.4 million tonnes established a new company record and was 31 percent higher than the total sales volumes of 2006.
Offshore, fourth-quarter sales volumes of 1.5 million tonnes were 10 percent higher than the same quarter in the previous year, and full-year shipments were up 34 percent to 5.9 million tonnes. When considering our share of sales through Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers, and sales directly from our facility in New Brunswick, Brazil was our largest market in 2007, taking 24 percent of our total offshore shipments. China was next at 23 percent and India followed at 9 percent, while Indonesia, Malaysia and Vietnam combined to represent 16 percent. In the fourth quarter alone, Brazil purchased approximately 470,000 tonnes from Canpotex, as farmers worked to capitalize on record-high soybean and corn prices and prepare for the upcoming winter corn (safrinha) planting season while contending with third-quarter shipping delays and low in-country inventories. This, along with approximately 625,000 tonnes shipped to China, 230,000 tonnes to India and 550,000 tonnes to Southeast Asian countries, resulted in Canpotex surpassing its previous fourth-quarter volume record by 14 percent. For the year, Canpotex shipped

9.3 million tonnes, a 38-percent increase over the abnormally low 2006 total and 14 percent higher than its previous full-year shipping record set in 2005.
Our North American sales volumes for the fourth quarter were just slightly lower than the previous year’s very strong fourth-quarter sales, while full-year 2007 volumes of 3.5 million tonnes were up 25 percent over 2006. During the first three quarters of 2006, North American customers backed away from the market due mainly to low crop commodity prices. Once crop prices started moving sharply upward, customers responded with record potash purchases in the fourth quarter of 2006.
Our potash production reached a quarterly record of 2.5 million tonnes, 6 percent higher than in the fourth quarter of the previous year as we saw the benefit of additional tonnes after the completion of our Allan project in 2007. Still, our potash inventories of roughly 680,000 tonnes were 27 percent below 2006 year-end levels and represented our second-lowest year-end inventory since 1991. The stronger Canadian dollar raised our potash cost of goods sold by about $8 per tonne compared to last year’s fourth quarter, while continuing higher brine inflow costs at New Brunswick and Esterhazy had a further negative impact of $6 per tonne. Excluding the impact of currency, brine inflow and period costs related to the substantially higher number of mine shutdown weeks in 2006, record production volumes in 2007 drove potash operating costs down by more than $5 per tonne compared to the previous year.
Nitrogen
Fourth-quarter 2007 nitrogen gross margin of $136.7 million was the second-highest quarterly total in company history, 67 percent above the same quarter in 2006 and trailing only the second quarter of 2007, on the foundation of continuing strong agricultural demand and higher global natural gas prices. Our Trinidad operation, which benefits from lower-cost, long-term natural gas contracts, generated $73.9 million in gross margin during the quarter, while our US operations added $45.1 million and natural gas hedging gains contributed $17.7 million. For the full year, nitrogen generated gross margin of $536.1 million, surpassing the previous record of $318.7 million set in 2005.
With the continuation of tight supply/demand fundamentals, realized prices for ammonia and urea were up 9 percent (+$25 per tonne) and 46 percent (+$120 per tonne), respectively, from fourth-quarter 2006. The significant price improvements for these products were achieved since the third quarter of 2007, with ammonia 11 percent higher (+$31 per tonne) and urea up 14 percent (+$46 per tonne). Prices for nitrogen solutions were up 52 percent quarter over quarter.
Total nitrogen sales volumes of 1.4 million tonnes were up 19 percent from fourth-quarter 2006 levels, built on strong US agricultural demand. This was achieved even though production was flat, as our Augusta facility took a planned 35-day turnaround during the quarter. As a result, our year-end inventories were 48 percent lower for ammonia, and down 50 percent for urea and 32 percent for nitrogen solutions. We again opportunistically produced nitrogen solutions at our Geismar facility from imported ammonia and purchased carbon dioxide, enabling us to increase total sales volumes for this product by 160 percent quarter over quarter.
Our average natural gas cost for the quarter, including the benefit of our hedge and our lower-cost Trinidad gas contracts, was $4.41 per MMBtu, 19 percent higher than the same quarter a year ago and 12 percent higher than in the third quarter of 2007.
Phosphate
Driven by continued strong sales volumes and higher pricing in all major product categories, phosphate generated record quarterly gross margin of $141.9 million in the fourth quarter of 2007, exceeding the total in the same quarter of 2006 by $108.6 million. For the year, phosphate gross margin reached $432.8 million, surpassing the previous record of $230.1 million set in 1998. Solid phosphate fertilizers continued their strong turnaround, generating $70.3 million in gross margin during the quarter, while liquid fertilizer ($31.5 million), feed ($22.3 million) and industrial products ($14.9 million) were consistent contributors.
Our fourth-quarter realized prices were up from the same period a year earlier in all major product categories, in part because of strong agricultural demand and in part due to the global impact of higher costs for inputs such as sulfur, phosphate rock and ammonia. As producers around the world allocated more phosphoric acid — the intermediate feedstock for all downstream products — to manufacturing solid fertilizers, markets for liquid, feed and industrial products were squeezed. Pricing for phosphate products sold on spot markets moved dramatically upward, while certain industrial products rose on a delayed basis. Our solid fertilizer realized prices were up 82 percent (+$192 per tonne) compared to the same quarter in 2006, while liquid fertilizer rose 37 percent (+$86 per tonne), feed 22 percent (+$67 per tonne) and industrial product 6 percent (+$22 per tonne).
North American sales volumes for liquid fertilizer were up 9 percent and solid fertilizers were 22 percent higher than the previous year’s fourth quarter, as we focused on these markets ahead of lower-netback offshore regions. Total fourth-quarter liquid and solid fertilizer sales volumes were 2 percent higher and 3 percent lower than in the same quarter in 2006, respectively. Feed sales volumes rose 12 percent quarter over quarter, driven by a 32-percent increase in sales to offshore markets, primarily in Latin America. Fourth-quarter industrial volumes were 17 percent higher than the fourth quarter of 2006 as a result of stronger demand for phosphoric acid and retail technical grade purified acid.
Sulfur production disruptions and greater demand from the phosphate sector continued to challenge global sulfur supply in the quarter, particularly in the international market. The impact of this continued to be felt in North America and, as a result, our fourth-quarter sulfur costs rose 49 percent from the same quarter in 2006 and 30 percent from the trailing quarter. Ammonia costs were 8 percent higher quarter over quarter and compared to the previous quarter.
In November 2007, we began a $260-million debottlenecking project at our Aurora facility that will add 180,000 tonnes of annual phosphoric acid production. The majority of the cost involves constructing a new sulfuric acid plant, which is scheduled for completion in late 2009.
Financial
Reductions to the Canadian federal corporate income tax rate between 2008 and 2012 were enacted in the fourth quarter, which decreased our future income tax liability and income tax expense by $35.4 million and contributed to the reduction in our consolidated effective income tax rate from the previous 33-percent estimate back down to 30 percent. This was supplemented by more permanent deductions generated in the US than previously forecast and a reduction in our US blended state income tax rate. While these factors are expected to be present on an ongoing basis, the potential tax recovery due to a favorable income tax decision related to prior years’ deductions discussed in the third quarter did not occur in the fourth quarter, but may be realized in 2008.
Fourth-quarter performance was impacted by our decision to take a $26.5-million charge related to investments in certain auction rate securities assessed as being other-than-temporarily impaired, and this charge is included in other income. We have commenced an arbitration proceeding against the investment firm that purchased the securities for our account, and we intend to pursue our claim vigorously.
Selling and administrative expenses were substantially higher for the 2007 fourth quarter and full year, due primarily to higher medium-term incentive plan accruals and valuation of deferred share units that were directly impacted by the significant upward movement in our share price. Capital expenditures on property, plant and equipment reached $225.6 million in the fourth quarter, with the majority of this spent on continued debottlenecking and expansion projects at our Lanigan, Patience Lake, Cory and New Brunswick facilities. Total capital expenditures on property, plant and equipment for 2007 were $607.2 million.
Outlook
The growth in global population and strengthening of world economies that is driving demand for agricultural products and fertilizers is expected to continue. China has seen strong increases in its gross domestic product annually for over 15 years and double-digit growth in the past five, while India, Southeast Asia, Brazil and Latin America have more recently been experiencing excellent economic growth. An increasing number of people in these areas now have the money and the desire for a higher standard of living, and are developing appetites for the protein-rich diets that westerners have enjoyed for decades. Rather than leveling off, this trend is gaining momentum. The world has been enjoying unsustainably low grain prices for many years by drawing down inventories. Grain consumption has exceeded production in seven of the past eight years (and the USDA 2007/08 crop year forecast is expected to extend this further), so this decline in grain stocks began before biofuels became much of an additional draw on global crop production. The world’s wheat and coarse grains stocks-to-use ratio is at a record low after being adjusted downward again in January 2008 to 14.1 percent, just a 1.7-month supply. This is resulting in further significant increases in crop prices around the world. With agricultural land declining on a per capita basis, farmers are working to improve yields to meet rising global food demand.
With rising prices for crops and crop nutrients, $1 invested in appropriate fertilization can generate approximately a $3 return through higher yields. Expectations for this type of return can vary depending on many factors such as type of crop, climate, soil quality or access to water. For some crops, such as Brazilian sugar cane and Malaysian oil palm, the payback — with current crop and fertilizer prices — is typically much greater than the 3 to 1 relationship. This environment makes the economics of the fertilizer business, especially potash, very attractive. For a US corn farmer, average farmgate corn prices have increased by $2.00 per bushel over the past two years, which roughly translates into a $300-per-acre boost in farm returns on a yield of 150 bushels/acre. By comparison, a $100-per-short-ton increase in North American potash prices adds only $0.03 per bushel, or $4.50 per acre, to the cost of producing corn. A similar economic model exists for soybeans and wheat. This relative inelasticity to price leaves demand undamaged, even in the face of fertilizer price increases.
In potash, our North American customers are on allocation through the first half of 2008, a function of an empty pipeline dating back to the spring of 2007. We anticipate this allocation could continue through at least the second half of 2008. A $30-per-short-ton price increase that took effect on December 1, 2007 and an additional $50-per-ton increase that went into effect on January 1, 2008 are expected to be fully realized in the first quarter of 2008. The recently announced price increase of an additional $80 per ton is set to take effect on March 1, 2008.
Delivered spot pricing to Brazil and Southeast Asia has risen above $500 per tonne and could climb higher, based on extremely tight potash market fundamentals and record soybean, corn and palm oil prices. The gap between contract market prices in China and India and spot market prices has widened, but is expected to close considerably in each respective negotiation for 2008 pricing. While the 2007 price agreement between Canpotex and Sinofert ended December 31, 2007, Indian pricing runs through March 31, 2008. Historically, it has been difficult to predict when negotiations with the Chinese will conclude. Existing customer allocations to higher-netback markets will fully consume Canpotex’s available potash supply through the first quarter of 2008 and, given the robust global agricultural economy, extremely low potash inventories and record crop commodity prices, the world’s farmers appear anxious to take whatever potash might become available during negotiations with China. As a result, Canpotex has communicated to Sinofert that it cannot deliver a full 2008 potash allocation without a full year to ship it and will prorate volumes depending on the timing of completion of 2008 pricing.
Although ocean freight rates have dropped more than a third from their peak in November 2007, we anticipate that robust offshore economies will keep the cost of shipping at relatively high — but not record — levels through 2008. However, in the event that ocean freights are meaningfully lower, a large portion of our realized prices on sales shipped to customers on a delivered basis would improve.
Prices for potash remain strong and we expect that our 2008 shipments will rise by 7 percent to both North American and offshore potash markets. As a result, we expect our 2008 potash segment gross margin to be approximately 2.5 times that of 2007.
In nitrogen, we expect high global costs for natural gas and ammonia transportation combined with strong industrial and agricultural demand to underlie higher US ammonia prices through 2008. Robust agricultural fundamentals are expected to keep urea markets tight and, with estimated US corn plantings of 88-90 million acres, nitrogen solutions markets should remain strong as well. Assuming similar nitrogen product sales volumes as 2007, we are currently forecasting another record year for our nitrogen segment.
Strong demand and higher input costs are rapidly pushing prices for phosphate end-products to record highs. Global producers that import sulfur and/or phosphate rock are faced with costs nearly five times higher than a year ago, necessitating high end-product prices. Our company is the world’s third-largest producer of phosphates and second-largest seller of phosphoric acid and, with our high-quality, low-cost phosphate rock and access to lower-cost North American sulfur, we are well positioned in these unprecedented phosphate market conditions.
Over the first half of 2008, we expect the gap between spot prices for solid fertilizers and various-term contracts for liquid and feed products to close considerably. Given where published spot prices for phosphoric acid are today, the next round of negotiations with India could see dramatic price increases for our liquid phosphate products. Additionally, PotashCorp recently announced significant price increases for our primary domestic feed products of $250 per short ton for monocal and dical, and $200 per short ton for DFP. The increases are effective March 1, 2008 and are expected to be realized in the second quarter. Overall, as a result of these conditions, we expect 2008 to be another year of record gross margin in our phosphate segment. We expect combined gross margin for nitrogen and phosphate to exceed 2007 levels by 20-25 percent.
Capital expenditures in 2008 are expected to exceed $1.3 billion, plus capitalized interest, of which $200 million will relate to sustaining capital. A significant portion of these funds will be used to finance our previously announced potash projects, including our 1.5-million-tonne debottleneck at Lanigan, 360,000-tonne debottleneck at Patience Lake, 1.2-million-tonne debottleneck/expansion at Cory, 1.2-million-tonne expansion at New Brunswick and 2-million-tonne expansion at Rocanville. Additionally, we are undertaking rail and loadout expansions at Allan and Rocanville. Depreciation and amortization expense is expected to be 7 percent higher than 2007 levels.
Our consolidated effective income tax rate is projected to be 29 percent in 2008, but could fall within our expected range of 27-30 percent, with an expected current/future split of 85/15. Provincial mining and other taxes are forecast to be 12 percent of total potash gross margin in the year, but could fall within a range of 10-15 percent depending on price realizations, Canadian/US exchange rate, and the timing and amount of capital spending on potash projects in Saskatchewan. Other income is expected to exceed 2007 levels by approximately $60 million while total selling and administrative expenses are forecast to remain consistent with 2007 levels.

Given these conditions and assuming a Canadian dollar at parity with the US dollar, PotashCorp is expecting first-quarter net income to be in the range of $1.30-$1.60 per share and net income for the full year in the range of $6.25 to $7.25 per share. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar typically impacts our foreign exchange line by approximately $5.7 million, or $0.01 per share on an after-tax basis, which is primarily a non-cash item.
Conclusion
“One of the biggest challenges our world now faces is how to feed hundreds of millions of new consumers in China, India and other emerging countries where people are developing appetites for more and better food,” said Doyle. “PotashCorp’s world-class assets and long-term strategies have been built to serve these customers, both today and in the years ahead. Our attention remains focused on growing our business to meet the need for our essential products — particularly potash. Along the way, we look forward to demonstrating our gross margin potential through expanding volumes, higher prices and lower per-tonne costs, thereby rewarding our shareholders.”
Notes:
1.	All references to per-share amounts pertain to diluted net income per share.
2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, second largest in nitrogen and third largest in phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release, including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective income tax rates. While the company considers these factors and assumptions to be reasonable, based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the results of negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions; government policy changes; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our 2006 financial review annual report and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information please contact:

Investors	Media
Denita Stann	Rhonda Speiss
Director, Investor Relations	Manager, Public Relations
Phone: (847) 849-4277	Phone: (306) 933-8544
Fax: (847) 849-4663	Fax: (306) 933-8844
Email: ir@potashcorp.com	pr@potashcorp.com
Web Site:     www.potashcorp.com

PotashCorp will host a conference call on Thursday, January 24, 2008, at 1:00 p.m. Eastern Time.
To join the call, dial (416) 640-1907 at least 10 minutes prior to the start time.
Use reservation ID #21257504.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	December 31,	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$719.5	$325.7
Accounts receivable	596.2	442.3
Inventories	428.1	501.3
Prepaid expenses and other current assets	36.7	40.9
Current portion of derivative instrument assets	30.8	-

	1,811.3	1,310.2

Derivative instrument assets	104.2	-
Property, plant and equipment	3,887.4	3,525.8
Investments (Note 2)	3,581.5	1,148.9
Other assets	210.7	105.8
Intangible assets	24.5	29.3
Goodwill	97.0	97.0

	$9,716.6	$6,217.0

Liabilities
Current liabilities
Short-term debt	$90.0	$157.9
Accounts payable and accrued charges	911.7	545.2
Current portion of long-term debt	0.2	400.4

	1,001.9	1,103.5

Long-term debt (Note 3)	1,339.4	1,357.1
Future income tax liability	988.1	632.1
Accrued pension and other post-retirement benefits	244.8	219.6
Accrued environmental costs and asset retirement obligations	121.0	110.3
Other non-current liabilities and deferred credits	2.7	14.1

	3,697.9	3,436.7

Shareholders’ Equity
Share capital	1,461.3	1,431.6
Unlimited authorization of common shares without par value; issued and outstanding 316,411,209 and 314,403,147 at December 31, 2007 and December 31, 2006, respectively
Contributed surplus	98.9	62.3
Accumulated other comprehensive income (Note 5)	2,178.9	-
Retained earnings	2,279.6	1,286.4

	6,018.7	2,780.3

	$9,716.6	$6,217.0

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Sales (Note 8)	$1,431.4	$1,022.9	$5,234.2	$3,766.7
Less: Freight	91.3	73.0	346.1	255.8
Transportation and distribution	29.5	29.5	124.1	134.1
Cost of goods sold	775.6	621.1	2,882.8	2,374.8

Gross Margin	535.0	299.3	1,881.2	1,002.0

Selling and administrative	54.6	43.8	212.6	158.4
Provincial mining and other taxes	40.1	25.3	135.4	66.5
Foreign exchange loss (gain)	2.8	(13.6)	70.2	(4.4)
Other income (Note 11)	(14.2)	(21.7)	(125.5)	(94.0)

	83.3	33.8	292.7	126.5

Operating Income	451.7	265.5	1,588.5	875.5
Interest Expense	9.7	16.5	68.7	85.6

Income Before Income Taxes	442.0	249.0	1,519.8	789.9
Income Taxes (Note 6)	65.2	63.0	416.2	158.1

Net Income	$376.8	$186.0	1,103.6	631.8

Retained Earnings, Beginning of Year			1,286.4	716.9
Change in Accounting Policy (Note 1)			0.2	-
Dividends			(110.6)	(62.3)

Retained Earnings, End of Year			$2,279.6	$1,286.4

Net Income Per Share (Note 7)
Basic	$1.19	$0.59	$3.50	$2.03
Diluted	$1.16	$0.58	$3.40	$1.98

Dividends Per Share	$0.10	$0.05	$0.35	$0.20

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Operating Activities
Net income	$376.8	$186.0	$1,103.6	$631.8

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	75.0	61.0	291.3	242.4
Stock-based compensation	3.9	2.7	38.6	29.5
Loss (gain) on disposal of property, plant and equipment and long-term investments	2.3	(4.7)	7.9	(8.6)
Provision for auction rate securities	26.5	-	26.5	-
Provision for plant shutdowns - phosphate segment	-	-	-	6.3
Foreign exchange on future income tax	4.9	(11.6)	52.4	0.5
(Recovery of) provision for future income tax	(0.2)	46.1	119.6	50.0
Undistributed earnings of equity investees	(18.0)	(15.4)	(35.6)	(24.5)
Unrealized gain on derivative instruments	(2.7)	-	(21.1)	-
Other long-term liabilities	(36.6)	1.5	(57.9)	13.4

Subtotal of adjustments	55.1	79.6	421.7	309.0

Changes in non-cash operating working capital
Accounts receivable	(14.7)	12.1	(154.6)	11.0
Inventories	8.7	(7.9)	60.3	13.9
Prepaid expenses and other current assets	5.7	23.5	7.0	0.2
Accounts payable and accrued charges	100.0	49.9	250.9	(269.1)

Subtotal of changes in non-cash operating working capital	99.7	77.6	163.6	(244.0)

Cash provided by operating activities	531.6	343.2	1,688.9	696.8

Investing Activities
Additions to property, plant and equipment	(225.6)	(123.7)	(607.2)	(508.6)
Purchase of long-term investments	-	(222.5)	(30.7)	(352.5)
Purchase of investments in auction rate securities	-	-	(132.5)	-
Proceeds from disposal of property, plant and equipment and long-term investments	0.3	12.0	4.5	22.0
Other assets and intangible assets	(2.0)	(2.9)	7.8	(0.6)

Cash used in investing activities	(227.3)	(337.1)	(758.1)	(839.7)

Cash before financing activities	304.3	6.1	930.8	(142.9)

Financing Activities
Proceeds from long-term debt obligations	1.5	483.9	1.5	483.9
Repayment and issue costs of long-term debt obligations	-	(0.3)	(403.6)	(1.3)
Repayment of short-term debt obligations	(2.1)	(372.1)	(67.9)	(94.3)
Dividends	(31.0)	(15.2)	(93.6)	(60.9)
Issuance of common shares	4.3	31.9	26.6	47.3

Cash (used in) provided by financing activities	(27.3)	128.2	(537.0)	374.7

Increase in Cash and Cash Equivalents	277.0	134.3	393.8	231.8
Cash and Cash Equivalents, Beginning of Period	442.5	191.4	325.7	93.9

Cash and Cash Equivalents, End of Period	$719.5	$325.7	$719.5	$325.7

Cash and cash equivalents comprised of:
Cash	$23.1	$7.9	$23.1	$7.9
Short-term investments	696.4	317.8	696.4	317.8

	$719.5	$325.7	$719.5	$325.7

Supplemental cash flow disclosure
Interest paid	$22.4	$32.3	$93.9	$106.8
Income taxes paid (recovered)	$92.8	$(16.4)	$221.0	$226.8

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended
	December 31, 2007
	Before		Net of
	Income	Income	Income
	Taxes	Taxes	Taxes

Net income	$442.0	$65.2	$376.8

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities[1]	551.5	29.7	521.8
Net gains on derivatives designated as cash flow hedges[2]	35.5	10.2	25.3
Reclassification to income of net gains on cash flow hedges[2]	(18.0)	(4.2)	(13.8)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	0.8	-	0.8

Other comprehensive income	569.8	35.7	534.1

Comprehensive income	$1,011.8	$100.9	$910.9

	Twelve Months Ended
	December 31, 2007
	Before		Net of
	Income	Income	Income
	Taxes	Taxes	Taxes

Net income	$1,519.8	$416.2	$1,103.6

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities[1]	1,396.2	87.1	1,309.1
Net gains on derivatives designated as cash flow hedges[2]	49.4	14.8	34.6
Reclassification to income of net gains on cash flow hedges[2]	(57.8)	(17.3)	(40.5)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	6.7	-	6.7

Other comprehensive income	1,394.5	84.6	1,309.9

Comprehensive income	$2,914.3	$500.8	$2,413.5

[1]	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and investments in auction rate securities

[2]	Natural gas derivative instruments

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)

1.	Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these condensed consolidated financial statements are consistent with those used in the preparation of the 2006 annual consolidated financial statements, except as described below.

These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2006 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information.

Comprehensive Income, Equity, Financial Instruments and Hedges

Effective January 1, 2007, the company adopted Canadian Institute of Chartered Accountants (“CICA”) Section 1530, “Comprehensive Income”, Section 3251, “Equity”, Section 3855, “Financial Instruments — Recognition and Measurement” and Section 3865, “Hedges”. These pronouncements increase harmonization with US GAAP. Under the standards:

•	Financial assets are classified as loans and receivables, held-to-maturity, held-for-trading or available-for-sale. Loans and receivables include all loans and receivables except debt securities and are accounted for at amortized cost. Held-to-maturity classification is restricted to fixed maturity instruments that the company intends and is able to hold to maturity and are accounted for at amortized cost. Held-for-trading instruments include all derivative financial instruments not included in a hedging relationship and any designated instruments and are recorded at fair value with realized and unrealized gains and losses reported in net income. The remaining financial assets are classified as available-for-sale. These are recorded at fair value with unrealized gains and losses reported in a new category of the Consolidated Statement of Financial Position under shareholders’ equity called accumulated other comprehensive income (“AOCI”);

•	Financial liabilities are classified as either held-for-trading or other. Held-for-trading instruments are recorded at fair value with realized and unrealized gains and losses reported in net income. Other instruments are accounted for at amortized cost with gains and losses reported in net income in the period that the liability is derecognized; and

•	Derivative instruments (“derivatives”) are classified as held-for-trading unless designated as hedging instruments. All derivatives are recorded at fair value on the Consolidated Statement of Financial Position. For derivatives that hedge the changes in fair value of an asset or liability, changes in the derivatives’ fair value are reported in net income and are substantially offset by changes in the fair value of the hedged asset or liability attributable to the risk being hedged. For derivatives that hedge variability in cash flows, the effective portion of the changes in the derivatives’ fair value are initially recognized in other comprehensive income (“OCI”) and the ineffective portion is recorded in net income. Amounts temporarily recorded in AOCI will subsequently be reclassified to net income in the periods when net income is affected by the variability in the cash flows of the hedged item.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)

These standards have been applied prospectively; accordingly comparative amounts for prior periods have not been restated. The adoption of these standards resulted in the following adjustments as of January 1, 2007 in accordance with the transition provisions:

(1)	Available-for-sale securities

•	The company’s investments in Israel Chemicals Ltd. (“ICL”) and Sinofert Holdings Limited (“Sinofert”) have been classified as available-for-sale and recorded at fair value in the Consolidated Statement of Financial Position, resulting in an increase in investments of $887.8, an increase to AOCI of $789.6 and an increase in future income tax liability of $98.2;

(2)	Deferred debt costs

•	Bond issue costs were reclassified from other assets to long-term debt and deferred swap gains were reclassified from other non-current liabilities to long-term debt, resulting in a reduction in other assets of $23.9, a reduction in other non-current liabilities of $6.6 and a reduction in long-term debt of $17.3;

(3)	Natural gas derivatives

•	The company employs futures, swaps and option agreements to establish the cost of a portion of its natural gas requirements. These derivative instruments generally qualify for hedge accounting. Derivative instruments were recorded on the Consolidated Statement of Financial Position at fair value resulting in an increase in current portion of derivative instrument assets of $50.9, an increase in derivative instrument assets (non-current asset) of $69.4, an increase in future income tax liability of $45.6 and an increase in AOCI of $74.7;

•	Hedge ineffectiveness on these derivative instruments was recorded as a cumulative effect adjustment to opening retained earnings, net of tax, resulting in an increase in retained earnings of $0.2 and a decrease in AOCI of $0.2; and

•	Deferred realized hedging gains were reclassified from inventory to AOCI resulting in an increase in inventory of $8.0, an increase in future income tax liability of $3.1 and an increase in AOCI of $4.9.

Stripping Costs Incurred in the Production Phase of a Mining Operation

In March 2006, the Emerging Issues Committee issued Abstract No. 160, “Stripping Costs Incurred in the Production Phase of a Mining Operation” (“EIC-160”). EIC-160 discusses the treatment of costs associated with the activity of removing overburden and other mine waste minerals in the production phase of a mining operation. It concludes that such stripping costs should be accounted for according to the benefit received by the entity and recorded as either a component of inventory or a betterment to the mineral property, depending on the benefit received. The implementation of EIC-160, effective January 1, 2007, resulted in a decrease in inventory of $21.1, a decrease in other assets of $7.4 and an increase in property, plant and equipment of $28.5.

2.	Investments

During July 2007, the company’s ownership interest in Sinofert was diluted from 20 percent to approximately 19 percent due to issuance of shares of Sinofert.

Also during July 2007, the company purchased an additional 1,011,062 shares of Sociedad Quimica y Minera de Chile S.A. (“SQM”) for cash consideration of $16.8. The company’s ownership interest in SQM remains at approximately 32 percent.

Investments include auction rate securities that are classified as available-for-sale. The company has determined that the fair value of the auction rate securities was $56.0 at December 31, 2007 (face value $132.5). Of the $76.5 unrealized loss, $50.0 was considered temporary and $26.5 was considered other-than-temporary. Due to the current lack of liquidity for the auction rate securities, these investments are now considered non-current and were reclassified from Other Short-term Investments, where they were recorded at September 30, 2007. The company is able and willing to hold these investments until liquidity improves, but does not expect this to occur

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)

in the upcoming year. In periods prior to third-quarter 2007, auction rate securities were included with cash and cash equivalents. The company has not reclassified prior periods as the adjustments are not considered material.

3.	Long-term Debt

In February 2007, the company entered into a back-to-back loan arrangement involving certain financial assets and financial liabilities. The company has presented an additional $195.0 of financial assets and financial liabilities on a net basis related to this arrangement because a legal right to set-off exists, and it intends to settle with the same party on a net basis. The company incurred $3.2 of debt issue costs as a result of this arrangement which were included as a reduction to long-term debt and are being amortized using the effective interest rate method over the term of the related liability.

In June 2007, the company repaid 10-year notes issued under one of the company’s shelf registration statements in the principal amount of $400.0. The stated interest rate on the notes was 7.125%.

4.	Share Capital

On May 2, 2007, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a three-for-one basis. The stock split was effected in the form of a stock dividend of two additional common shares for each share owned by shareholders of record at the close of business on May 22, 2007. All equity-based benefit plans have been adjusted to reflect the stock split. All share and per-share data have been adjusted to reflect the stock split effective with second-quarter 2007 reporting. Information on an adjusted basis, showing the impact of this split for the first quarter of 2007, and by quarter and total year for 2006 and 2005 follows. Comparative results for the second, third and fourth quarters of 2007 and the 2007 year are also included.

Quarterly Data (Post Split Basis)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Basic net income per share
2007	$0.63	$0.91	$0.77	$1.19	$3.50
2006	$0.40	$0.56	$0.47	$0.59	$2.03
2005	$0.39	$0.50	$0.40	$0.37	$1.67
Diluted net income per share
2007	$0.62	$0.88	$0.75	$1.16	$3.40
2006	$0.40	$0.55	$0.46	$0.58	$1.98
2005	$0.38	$0.49	$0.39	$0.36	$1.63

Net income per share for each quarter has been computed based on the weighted average number of shares issued and outstanding during the respective quarter; therefore, quarterly amounts may not add to the annual total.

5.	Accumulated Other Comprehensive Income

The balances related to each component of accumulated other comprehensive income, net of related income taxes, are as follows:

December 31, 2007

Net unrealized holding gains on available-for-sale securities	$2,098.7
Net unrealized gains on derivatives designated as cash flow hedges	73.5
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	6.7

Accumulated other comprehensive income	$2,178.9

6.	Income Taxes

The company’s consolidated reported income tax rate for the three months ended December 31, 2007 was approximately 15 percent (2006 — 25 percent) and for the twelve months ended December 31, 2007 was

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)

approximately 27 percent (2006 — 20 percent). For the three and twelve months ended December 31, 2007, the consolidated effective income tax rate was 30 percent (2006 — 30 percent). Items to note include the following:

•	A scheduled 2-percentage point reduction in the Canadian federal income tax rate applicable to resource companies, effective at the beginning of 2007, and a reduction of the future income tax rates enacted during the fourth quarter of 2007 were offset by a higher percentage of consolidated income earned in higher-tax jurisdictions during the three and twelve months ended December 31, 2007, compared to the same periods in 2006. As a result of the increasing proportion of consolidated income earned in higher-tax jurisdictions, during the third quarter of 2007 it was determined that the consolidated effective rate for the year had increased from 30 percent to 33 percent. This reverted back to 30 percent during the fourth quarter of 2007 due to enacted changes in the Canadian federal income tax rate as discussed below and higher permanent deductions in the United States than originally anticipated. The reported income tax rate for the fourth quarter of 2007 is lower than the effective rate as the impact of this change on prior periods, as applicable, was reflected during the quarter.

•	During the fourth quarter of 2007, the Government of Canada enacted a reduction of the federal corporate income tax rate from 21.0 percent in 2007 to 15.0 percent by 2012. This was in addition to a small change enacted in the second quarter of 2007. These changes reduced the company’s future income tax liability by $40.1 ($4.7 in the second quarter and $35.4 in the fourth quarter). In the second quarter of 2006, changes were enacted by the Government of Canada to reduce the federal corporate income tax rate and the federal corporate surtax. These changes reduced the company’s future income tax liability by $22.9 in 2006.

•	During the second quarter of 2006, the Province of Saskatchewan enacted changes to the corporate income tax, reducing the rate from 17 percent to 12 percent by 2009. These changes resulted in a $21.9 reduction in the company’s future income tax liability in that year.

•	In 2006, income tax refunds totaling $34.1 for the 1999 through 2005 taxation years were recorded, $11.7 of which was recognized during the fourth quarter of 2006. The refunds related to a Canadian appeal court decision (pertaining to a uranium producer) which affirmed the deductibility of the Saskatchewan capital tax resource surcharge.

7.	Net Income Per Share

Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended December 31, 2007 of 316,227,000 (2006 — 313,469,000). Basic net income per share for the twelve months ended December 31, 2007 is calculated based on the weighted average shares issued and outstanding of 315,641,000 (2006 — 311,880,000).

Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended December 31, 2007 was 325,727,000 (2006 — 321,084,000) and for the twelve months ended December 31, 2007 was 324,308,000 (2006 — 318,689,000).

8.	Segment Information

The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)

	Three Months Ended December 31, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$479.1	$463.1	$489.2	$-	$1,431.4
Freight	43.1	15.6	32.6	-	91.3
Transportation and distribution	8.2	12.5	8.8	-	29.5
Net sales — third party	427.8	435.0	447.8	-
Cost of goods sold	171.4	298.3	305.9	-	775.6
Gross margin	256.4	136.7	141.9	-	535.0
Depreciation and amortization	17.3	22.7	32.5	2.5	75.0
Inter-segment sales	-	28.2	-	-	-

	Three Months Ended December 31, 2006

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$371.0	$317.2	$334.7	$-	$1,022.9
Freight	39.1	8.7	25.2	-	73.0
Transportation and distribution	9.9	11.9	7.7	-	29.5
Net sales — third party	322.0	296.6	301.8	-
Cost of goods sold	138.1	214.5	268.5	-	621.1
Gross margin	183.9	82.1	33.3	-	299.3
Depreciation and amortization	15.1	19.8	24.1	2.0	61.0
Inter-segment sales	0.7	26.6	1.7	-	-

	Twelve Months Ended December 31, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,797.2	$1,799.9	$1,637.1	$-	$5,234.2
Freight	178.1	55.6	112.4	-	346.1
Transportation and distribution	39.1	51.6	33.4	-	124.1
Net sales — third party	1,580.0	1,692.7	1,491.3	-
Cost of goods sold	667.7	1,156.6	1,058.5	-	2,882.8
Gross margin	912.3	536.1	432.8	-	1,881.2
Depreciation and amortization	71.7	88.2	121.1	10.3	291.3
Inter-segment sales	-	112.3	1.9	-	-

	Twelve Months Ended December 31, 2006

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,227.5	$1,284.1	$1,255.1	$-	$3,766.7
Freight	130.5	36.8	88.5	-	255.8
Transportation and distribution	38.8	52.2	43.1	-	134.1
Net sales — third party	1,058.2	1,195.1	1,123.5	-
Cost of goods sold	497.1	879.5	998.2	-	2,374.8
Gross margin	561.1	315.6	125.3	-	1,002.0
Depreciation and amortization	58.3	77.6	94.6	11.9	242.4
Inter-segment sales	5.7	112.4	7.2	-	-

9.	Stock-Based Compensation

On May 3, 2007, the company’s shareholders approved the 2007 Performance Option Plan under which the company may, after February 20, 2007 and before January 1, 2008, issue options to acquire up to 3,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of December 31, 2007, options to purchase a total of 1,730,550 common shares have been granted under the

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)

plan. The weighted average fair value of options granted was $22.68 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.40
Expected volatility	29%
Risk-free interest rate	4.48%
Expected life of options	6.4 years

10.	Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Service cost	$3.8	$3.4	$15.3	$14.2
Interest cost	9.2	8.2	36.5	33.5
Expected return on plan assets	(10.7)	(9.3)	(42.8)	(38.2)
Net amortization and change in valuation allowance	0.4	4.6	10.0	13.2

Net expense	$2.7	$6.9	$19.0	$22.7

Other Post-Retirement Plans	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Service cost	$1.7	$1.2	$6.1	$4.7
Interest cost	4.3	3.1	14.9	12.4
Net amortization	1.3	(0.1)	1.7	(0.4)

Net expense	$7.3	$4.2	$22.7	$16.7

For the three months ended December 31, 2007, the company contributed $44.0 to its defined benefit pension plans, $3.7 to its defined contribution pension plans and $2.0 to its other post-retirement plans. Contributions for the twelve months ended December 31, 2007 were $100.2 to its defined benefit pension plans, $16.9 to its defined contribution pension plans and $8.2 to its other post-retirement plans.

11.	Other Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Share of earnings of equity investees	$18.0	$15.4	$76.2	$54.4
Dividend income	10.6	-	58.1	21.1
Other	12.1	6.3	17.7	18.5
Provision for auction rate securities (Note 2)	(26.5)	-	(26.5)	-

	$14.2	$21.7	$125.5	$94.0

12.	Comparative Figures

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

13.	Subsequent Events

In January 2008 the company settled its forward purchase contract, that was denominated in Hong Kong dollars, to acquire an additional 194,290,175 shares of Sinofert for cash consideration of $173.7. A gain of $25.3 and a pre-tax foreign exchange translation loss of $0.2 were recognized during 2008 as a result of the change in fair value of the contract from December 31, 2007 to the settlement date. The acquisition increases the company’s ownership interest in Sinofert to approximately 20 percent.

On January 23, 2008, the Board of Directors of PCS authorized, subject to regulatory approval, a share repurchase program of up to 15.82 million common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. If considered advisable, shares may be repurchased from time to time on the open market for a one year period from commencement of the program at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Potash Operating Data
Production (KCl Tonnes — thousands)	2,542	2,392	9,160	7,018
Shutdown weeks	1.1	3.0	18.7	65.9
Sales (tonnes — thousands)
Manufactured Product
North America	818	846	3,471	2,785
Offshore	1,452	1,318	5,929	4,411

Manufactured Product	2,270	2,164	9,400	7,196

Potash Net Sales
(US $ millions)
Sales	$479.1	$371.0	$1,797.2	$1,227.5
Less: Freight	43.1	39.1	178.1	130.5
Transportation and distribution	8.2	9.9	39.1	38.8

Net Sales	$427.8	$322.0	$1,580.0	$1,058.2

Manufactured Product
North America	$174.9	$140.6	$656.9	$470.5
Offshore	247.8	177.4	909.6	576.0
Other miscellaneous and purchased product	5.1	4.0	13.5	11.7

Net Sales	$427.8	$322.0	$1,580.0	$1,058.2

Potash Average Price per MT
North America	$214.03	$166.26	$189.26	$168.95
Offshore	$170.63	$134.52	$153.41	$130.56

Manufactured Product	$186.26	$146.92	$166.65	$145.42

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Nitrogen Operating Data
Production (N Tonnes — thousands)	704	709	2,986	2,579
Average Natural Gas Cost per MMBtu	$4.41	$3.70	$4.30	$3.83
Sales (tonnes — thousands)
Manufactured Product
Ammonia	510	451	2,132	1,695
Urea	325	300	1,333	1,199
Nitrogen solutions/Nitric acid/Ammonium nitrate	573	428	2,266	1,781

Manufactured Product	1,408	1,179	5,731	4,675

Fertilizer sales tonnes	523	368	2,054	1,474
Industrial/Feed sales tonnes	885	811	3,677	3,201

	1,408	1,179	5,731	4,675

Nitrogen Net Sales
(US $ millions)
Sales	$463.1	$317.2	$1,799.9	$1,284.1
Less: Freight	15.6	8.7	55.6	36.8
Transportation and distribution	12.5	11.9	51.6	52.2

Net Sales	$435.0	$296.6	$1,692.7	$1,195.1

Manufactured Product
Ammonia	$159.9	$129.9	$664.3	$499.7
Urea	123.6	78.1	468.6	317.8
Nitrogen solutions/Nitric acid/Ammonium nitrate	114.0	65.4	437.8	305.4
Other miscellaneous and purchased product	37.5	23.2	122.0	72.2

Net Sales	$435.0	$296.6	$1,692.7	$1,195.1

Fertilizer net sales	$164.3	$85.8	$620.7	$352.6
Industrial/Feed net sales	233.2	187.6	950.0	770.3
Other miscellaneous and purchased product	37.5	23.2	122.0	72.2

Net Sales	$435.0	$296.6	$1,692.7	$1,195.1

Nitrogen Average Price per MT
Ammonia	$313.41	$288.14	$311.55	$294.84
Urea	$380.41	$260.14	$351.63	$264.97
Nitrogen solutions/Nitric acid/Ammonium nitrate	$198.91	$152.87	$193.21	$171.45

Manufactured Product	$282.28	$231.92	$274.07	$240.16

Fertilizer average price per MT	$314.05	$233.36	$302.23	$239.12
Industrial/Feed average price per MT	$263.49	$231.27	$258.35	$240.64

Manufactured Product	$282.28	$231.92	$274.07	$240.16

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	536	528	2,086	2,021
P2O5 Operating Rate	94%	93%	91%	89%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	296	291	983	911
Fertilizer — Solid phosphates	430	444	1,623	1,634
Feed	218	195	814	778
Industrial	190	162	731	647

Manufactured Product	1,134	1,092	4,151	3,970

Phosphate Net Sales
(US $ millions)
Sales	$489.2	$334.7	$1,637.1	$1,255.1
Less: Freight	32.6	25.2	112.4	88.5
Transportation and distribution	8.8	7.7	33.4	43.1

Net Sales	$447.8	$301.8	$1,491.3	$1,123.5

Manufactured Product
Fertilizer — Liquid phosphates	$94.4	$67.6	$283.4	$206.6
Fertilizer — Solid phosphates	183.0	103.5	607.5	391.6
Feed	81.5	60.0	272.7	238.4
Industrial	74.1	59.6	277.4	239.7
Other miscellaneous and purchased product	14.8	11.1	50.3	47.2

Net Sales	$447.8	$301.8	$1,491.3	$1,123.5

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$318.71	$232.47	$288.37	$226.89
Fertilizer — Solid phosphates	$425.30	$233.24	$374.22	$239.64
Feed	$374.98	$307.68	$335.03	$306.63
Industrial	$389.39	$367.42	$379.47	$370.33

Manufactured Product	$381.79	$266.26	$347.14	$271.14

Exchange Rate (Cdn$/US$)

	2007	2006

December 31	0.9881	1.1653
Fourth-quarter average conversion rate	0.9892	1.1270

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA AND ADJUSTED EBITDA

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Net income	$376.8	$186.0	$1,103.6	$631.8
Income taxes	65.2	63.0	416.2	158.1
Interest expense	9.7	16.5	68.7	85.6
Depreciation and amortization	75.0	61.0	291.3	242.4

EBITDA	$526.7	$326.5	$1,879.8	$1,117.9
Provision for auction rate securities	26.5	-	26.5	-
Provision for plant shutdowns - phosphate segment	-	-	-	6.3

Adjusted EBITDA	$553.2	$326.5	$1,906.3	$1,124.2

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Cash flow prior to working capital changes[1]	$431.9	$265.6	$1,525.3	$940.8

Changes in non-cash operating working capital
Accounts receivable	(14.7)	12.1	(154.6)	11.0
Inventories	8.7	(7.9)	60.3	13.9
Prepaid expenses and other current assets	5.7	23.5	7.0	0.2
Accounts payable and accrued charges	100.0	49.9	250.9	(269.1)

Changes in non-cash operating working capital	99.7	77.6	163.6	(244.0)

Cash provided by operating activities	$531.6	$343.2	$1,688.9	$696.8

Free cash flow[2]	$204.3	$(83.5)	$895.2	$79.1
Additions to property, plant and equipment	225.6	123.7	607.2	508.6
Purchase of long-term investments	-	222.5	30.7	352.5
Other assets and intangible assets	2.0	2.9	(7.8)	0.6
Changes in non-cash operating working capital	99.7	77.6	163.6	(244.0)

Cash provided by operating activities	$531.6	$343.2	$1,688.9	$696.8

[1]	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

[2]	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.